Exhibit 99.1

NEWS RELEASE

Contact:	Mary Ann Jackson Investor Relations 952-487-7538 mjackson@apog.com

For Immediate Release

Wednesday, December 14, 2011

APOGEE REPORTS SOLID FISCAL 2012 THIRD-QUARTER RESULTS

MINNEAPOLIS, MN (December 14, 2011) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2012 third-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY12 THIRD QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $174.9 million were up 19 percent.

•	Operating income was $7.2 million, compared to a loss of $1.8 million.

•	Per share earnings were $0.20, compared to a loss of $0.08.

•	Architectural segment revenues increased 21 percent, with operating income of $0.6 million compared to a loss of $8.4 million.

Backlog was maintained at $231 million from the second quarter.

•	Large-scale optical segment revenues increased 6 percent, with operating income consistent at $7.4 million.

Commentary

“I am pleased to report very positive results for the third quarter, as we returned to quarterly earnings and grew revenues significantly,” said Joseph F. Puishys, Apogee chief executive officer. “The architectural segment moved to profitability on strong third-quarter revenues and maintained its backlog on increased order flow, and the large-scale optical segment revenues increased. We achieved excellent top-line growth in both segments, given current market conditions.

“During the quarter, we also had solid balance sheet performance with cash flow from operations of $10 million,” he said. “In addition, we maintained our cash and short-term investments position from the second quarter after using $2.4 million in cash to repurchase shares in the current period.”

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY12 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•

Revenues of $152.1 million were up 21 percent, with 7 percentage points of the increase coming from the addition of the Brazilian architectural glass business acquired in the fourth quarter of fiscal 2011. The remaining growth was split between increased volume in the window and storefront businesses, and improved architectural glass pricing.

•	Operating earnings were $0.6 million, compared to a loss of $8.4 million.

•	Results improved from the prior-year period with higher architectural glass pricing and leverage on volume growth, partially offset by lower margin work in the installation business.

•	The Brazilian architectural glass business was slightly accretive in the quarter, as expected.

•	Backlog was $230.7 million, compared to $231.3 million in the second quarter and $165.7 million in the prior-year period.

Approximately $96 million, or 41 percent, of the backlog is expected to be delivered in fiscal 2012; approximately $126 million, or 55 percent, in fiscal 2013; and approximately $9 million, or 4 percent in fiscal 2014.

Awarded projects awaiting final signed contracts held at the second quarter level of approximately $60 million.

Large-Scale Optical Technologies

•	Revenues of $22.8 million were up 6 percent with increased sales to independent framers.

•	Operating income was maintained at $7.4 million.

Operating margin in the seasonally strong quarter declined to 32.5 percent, compared to 34.5 percent, due to spending on growth initiatives.

Financial Condition

•	Long-term debt was $21.0 million, compared to $21.4 million at the end of fiscal 2011.

Long-term debt includes $20.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

Cash and short-term investments totaled $46.4 million, compared to $45.3 million at the end of the second quarter and $60.6 million at the end of fiscal 2011.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $70.9 million, compared to $68.2 million at the end of the second quarter, and $39.4 million at the end of fiscal 2011.

•	Capital expenditures year-to-date were $6.2 million, down 18 percent from the prior-year period.

•	Depreciation and amortization year-to-date were $20.6 million, comparable to the prior-year period.

•	Third-quarter tax expense included a benefit of approximately $1 million from finalization of previous tax positions.

OUTLOOK

“With the strong third-quarter performance, we have increased our fiscal 2012 full-year outlook,” Puishys said. “We now anticipate that revenues will increase approximately 14 percent, up from prior expectations of more than 10 percent growth, and our full-year earnings per share should be at least $0.07. We also expect to generate positive cash flow from operations in fiscal 2012.

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We expect to be slightly profitable for the fourth quarter of fiscal 2012, as we anticipate that our fourth quarter revenues will be down sequentially from the third quarter due to architectural project timing and large-scale optical seasonality,” he said. “That said, we expect to deliver revenue and income growth in the fourth quarter, compared to the prior-year period.” He added that Apogee continues to see good bidding activity.

“I am encouraged that Apogee’s performance is improving, in part driven by operational improvements we are making, and look forward to executing strategies to grow our business at home and internationally as we move ahead,” he said.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Brazilian architectural glass business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) ability to effectively manage executive transitions; iii) financial market disruption which could impact company, customer and supplier credit availability; iv) self-insurance risk related to a material product liability event and to health insurance programs; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, December 15. To participate in the teleconference, call 1-800-299-9086 toll free or 617-786-2903 international, access code 88275601. The replay will be available from noon Central Time on December 15 through midnight Central Time on Thursday, December 22, by calling 1-888-286-8010 toll free, access code 73607496. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended November 26, 2011	Thirteen Weeks Ended November 27, 2010	% Change	Thirty-nine Weeks Ended November 26, 2011	Thirty-nine Weeks Ended November 27, 2010	% Change
Net sales	$174,853	$147,200	19%	$493,748	$434,879	14%
Cost of goods sold	140,125	124,140	13%	409,383	374,980	9%

Gross profit	34,728	23,060	51%	84,365	59,899	41%
Selling, general and administrative expenses	27,572	24,901	11%	83,314	75,243	11%

Operating income (loss)	7,156	(1,841)	N/M	1,051	(15,344)	N/M
Interest income	216	256	-16%	769	685	12%
Interest expense	434	147	195%	1,042	440	137%
Other (expense) income, net	(90)	239	N/M	4	384	-99%

Earnings (loss) from continuing operations before income taxes	6,848	(1,493)	N/M	782	(14,715)	N/M
Income tax expense (benefit)	1,312	829	58%	(900)	(3,923)	77%

Earnings (loss) from continuing operations	5,536	(2,322)	N/M	1,682	(10,792)	N/M
Earnings from discontinued operations	—	—	—	—	4,870	-100%

Net earnings (loss)	$5,536	($2,322)	N/M	$1,682	($5,922)	N/M

Earnings per share - basic:
Earnings (loss) from continuing operations	$0.20	($0.08)	N/M	$0.06	($0.39)	N/M
Earnings from discontinued operations	$—	$—	—	$—	$0.18	-100%
Net earnings (loss)	$0.20	($0.08)	N/M	$0.06	($0.21)	N/M
Average common shares outstanding	27,662,909	27,608,311	0%	27,773,471	27,616,225	1%

Earnings per share - diluted:
Earnings (loss) from continuing operations	$0.20	($0.08)	N/M	$0.06	($0.39)	N/M
Earnings from discontinued operations	$—	$—	—	$—	$0.18	-100%
Net earnings (loss)	$0.20	($0.08)	N/M	$0.06	($0.21)	N/M

Average common and common equivalent shares outstanding	27,823,745	27,608,311	1%	27,943,252	27,616,225	1%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.2445	$0.2445	0%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended November 26, 2011	Thirteen Weeks Ended November 27, 2010	% Change	Thirty-nine Weeks Ended November 26, 2011	Thirty-nine Weeks Ended November 27, 2010	% Change
Sales
Architectural	$152,087	$125,742	21%	$436,516	$379,421	15%
Large-Scale Optical	22,769	21,458	6%	57,235	55,499	3%
Eliminations	(3)	—	N/M	(3)	(41)	93%

Total	$174,853	$147,200	19%	$493,748	$434,879	14%

Operating income (loss)
Architectural	$580	($8,363)	N/M	($11,597)	($27,771)	58%
Large-Scale Optical	7,411	7,411	0%	15,559	15,015	4%
Corporate and other	(835)	(889)	6%	(2,911)	(2,588)	-12%

Total	$7,156	($1,841)	N/M	$1,051	($15,344)	N/M

Consolidated Condensed Balance Sheets

(Unaudited)

	November 26, 2011	February 26, 2011
Assets
Current assets	$221,380	$213,923
Net property, plant and equipment	161,770	179,201
Other assets	111,436	117,974

Total assets	$494,586	$511,098

Liabilities and shareholders’ equity
Current liabilities	$104,134	$113,946
Long-term debt	20,962	21,442
Other liabilities	49,078	48,033
Shareholders’ equity	320,412	327,677

Total liabilities and shareholders’ equity	$494,586	$511,098

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended November 26, 2011	Thirty-nine Weeks Ended November 27, 2010
Net earnings (loss)	$1,682	($5,922)
Net earnings from discontinued operations	—	(4,870)
Depreciation and amortization	20,615	20,528
Stock-based compensation	3,343	3,764
Other, net	1,180	(4,344)
Changes in operating assets and liabilities	(31,540)	(34,282)

Net cash used in continuing operating activities	(4,720)	(25,126)

Capital expenditures	(6,206)	(7,539)
Proceeds on sale of property	10,314	178
Acquisition of intangibles	(68)	(10)
Acquisition of businesses, net of cash acquired	—	(21,162)
Sales (purchases) of restricted investments	12,665	(11,839)
Net sales of marketable securities	5,807	29,040
Investments in life insurance	(1,435)	—

Net cash provided by (used in) investing activities	21,077	(11,332)

Proceeds from issuance of debt	121	12,000
Payments on debt	(1,287)	—
Shares withheld for taxes, net of stock issued to employees	(743)	(852)
Repurchase and retirement of common stock	(2,392)	—
Dividends paid	(6,865)	(6,868)
Other, net	(121)	(263)

Net cash (used in) provided by financing activities	(11,287)	4,017

Cash used in discontinued operations	(3,300)	(236)

Increase (decrease) in cash and cash equivalents	1,770	(32,677)
Effect of exchange rates on cash	(148)	—
Cash and cash equivalents at beginning of year	24,302	46,929

Cash and cash equivalents at end of period	$25,924	$14,252

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com